Exhibit 10.18

ELEVENTH AMENDMENT (2024-FIRST) TO THE

PENSION PLAN FOR EMPLOYEES OF AMPHENOL CORPORATION
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2016

Pursuant to Section 12.1 of the Pension Plan for Employees of Amphenol Corporation as amended and restated effective January 1, 2016 (the “Plan”), the Plan is hereby amended as follows, effective January 1, 2024:

1.	Section 7.5 is amended in its entirety as follows:

Payment Without Participant Consent:

(a)Effective for Plan Years beginning after December 31, 2023, with respect to Accrued Benefits payable by reference to an Exhibit which provided for the immediate cash-out of benefits below a certain dollar amount, if the Actuarial Equivalent present value of Participant’s vested Accrued Benefit derived from Employer and Employee contributions does not $7,000 in the case of distributions made after December 31, 2023, then the Participant or beneficiary entitled to such benefit will receive a single sum distribution of cash or property of the Actuarial Equivalent value of the entire vested Accrued Benefit; provided, however, that in the event of a mandatory distribution to a Participant in excess of $1,000, the Plan Administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator if the Participant does not elect to receive the distribution in cash or have such distribution paid directly to an eligible retirement plan that he or she specifies.  If the value of a Participant’s Vested Accrued Benefit exceeded $7,000 at the time of any distribution under the Plan, the value of the benefit shall be deemed to exceed $7,000 at all times thereafter.  If the Participant has no vested interest in a benefit, the Participant shall be deemed to have a distribution of zero dollars on the Participant’s termination from service date.  This provision is applicable to all distributions under the Plan, including any death benefit.

(b)In the event that the Participant has terminated employment and the Participant (and the Participant’s Spouse, if applicable) neither consents to receive a Plan distribution nor elects to defer receipt of a Plan distribution, the Participant’s Accrued Benefit shall be distributed in the Automatic Form as soon as practicable thereafter, except that in no event shall such distribution commence before the date the Participant attains Normal Retirement Age in the case where such vested Accrued Benefits exceeded $3,500 on or before December

31, 1997, or, effective January 1, 1998, $5,000, or, effective January 1, 2024, $7,000 or such greater amount as permitted under the Code.

(c)Notwithstanding the foregoing, the Plan Administrator may, upon the Participant’s termination of employment, distribute an annuity contract to the Participant which provides that payments thereunder shall not commence until a later date if such annuity contract satisfies the requirements of Sections 401(a)(11) and 417 of the Code.

2.	The first sentence of Section 7.6(b) is amended as follows:

(b) effective for distributions made after December 31, 2023, if the present value of a Participant’s vested Accrued Benefit derived from Employer and Employee contributions exceeds $$7,000 or such greater amount as permitted under the Code, and the Accrued Benefit is immediately distributable, the Participant and his or her Spouse (or where either the Participant or the Spouse has died, the survivor) must consent to any distribution of such Accrued Benefit.

3.	Section 7.7(b)(3) is amended in its entirety as follows:

(3), effective for distributions made after December 31, 2023, the value of the benefits payable under the Plan to any Employee described above does not exceed $$7,000 or such greater amount as permitted under the Code.

AMPHENOL CORPORATION

DATED: December 19, 2024BY:/s/ David Silverman

David Silverman

Its:Senior Vice President, Human Resources